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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (Amendment No. 1)*

                           Oplink Communications, Inc.
--------------------------------------------------------------------------------
                                (Name of Issuer)


                         Common Stock, par value $0.001
--------------------------------------------------------------------------------
                         (Title of Class of Securities)


                                    68375Q106
--------------------------------------------------------------------------------
                                 (CUSIP Number)


--------------------------------------------------------------------------------
             (Date of Event Which Requires Filing of This Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

        [_]      Rule 13d-1(b)

        [_]      Rule 13d-1(c)

        [X]      Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

----------------------                                     -------------------
CUSIP NO.  68375Q106              SCHEDULE 13G              PAGE 2 OF 7 Pages
----------------------                                     -------------------
------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS.
 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Yi Hou Liu
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)*
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      United States
------------------------------------------------------------------------------
     NUMBER OF            SOLE VOTING POWER
                     5
      SHARES
                   -----------------------------------------------------------
   BENEFICIALLY           SHARED VOTING POWER
                     6
     OWNED BY             2,581,340(1)
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING
                   -----------------------------------------------------------
      PERSON              SHARED DISPOSITIVE POWER
                     8
       WITH               2,581,340(1)
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      2,581,340(1)
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10    (SEE INSTRUCTIONS)*
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      1.6%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
12
      IN
------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

----------------------                                     -------------------
CUSIP NO.  68375Q106              SCHEDULE 13G              PAGE 3 OF 7 Pages
----------------------                                     -------------------
------------------------------------------------------------------------------
      NAMES OF REPORTING PERSONS.
 1    I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

      Zhimin Liu
------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS)*
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3

------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      United States
------------------------------------------------------------------------------
     NUMBER OF            SOLE VOTING POWER
                     5
      SHARES
                   -----------------------------------------------------------
   BENEFICIALLY           SHARED VOTING POWER
                     6
     OWNED BY             2,581,340(1)
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING
                   -----------------------------------------------------------
      PERSON              SHARED DISPOSITIVE POWER
                     8
       WITH               2,581,340(1)
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      2,581,340(1)
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
10    (SEE INSTRUCTIONS)*
                                                                    [_]

------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
11
      1.6%
------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
12
      IN
------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

----------------------                                     -------------------
CUSIP NO.  68375Q106              SCHEDULE 13G              PAGE 4 OF 7 Pages
----------------------                                     -------------------

Item 1.

          (a)  Name of Issuer

               Oplink Communications, Inc.

          (b)  Address of Issuer's Principal Executive Offices

               3469 North First Street
               San Jose, CA 95134

Item 2.

          (a)  Name of Person Filing

               Yi Hou Liu
               Zhimin Liu

          (b)  Address of Principal Business Office or, if none, Residence

               3469 North First Street
               San Jose, CA  95134

          (c)  Citizenship

               Yi Hou Liu            United States
               Zhimin Liu            United States

          (d)  Title of Class of Securities

               Common Stock

          (e)  CUSIP Number

               68375Q106

Item 3.   Not Applicable

Item 4.   Ownership

          (a)  Amount Beneficially Owned:

               Yi Hou Liu            2,581,340(1)
               Zhimin Liu            2,581,340(1)

          (b)  Percent of Class:

               Yi Hou Liu            1.6%
               Zhimin Liu            1.6%

----------------------                                     -------------------
CUSIP NO.  68375Q106              SCHEDULE 13G              PAGE 5 OF 7 Pages
----------------------                                     -------------------



          (c)  Number of shares as to which such person has:

               (i)      Sole power to vote or to direct the vote:

                        Not Applicable

               (ii)     Shared power to vote or to direct the vote:

                        Yi Hou Liu            2,581,340(1)
                        Zhimin Liu            2,581,340(1)

               (iii)    Sole power to dispose or to direct the disposition of:

                        Not Applicable

               (iv)     Shared power to dispose or to direct the disposition of:

                        Yi Hou Liu            2,581,340(1)
                        Zhimin Liu            2,581,340(1)

          (1)  Includes 2,581,340 shares jointly held by Yi Hou Liu and Zhimin
               Liu.

Item 5.   Ownership of Five Percent or Less of a Class

          If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X].

Item 6.   Ownership of More than Five Percent on Behalf of Another Person

          Not Applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

          Not Applicable

Item 8.   Identification and Classification of Members of the Group

          Not Applicable

Item 9.   Notice of Dissolution of a Group

          Not Applicable

Item 10.  Certification

          Not Applicable

----------------------                                     -------------------
CUSIP NO.  68375Q106              SCHEDULE 13G              PAGE 6 OF 7 Pages
----------------------                                     -------------------

                                    SIGNATURE

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                   February 12, 2002
                                         ---------------------------------------
                                                          Date

                                                    /s/ Zhimin Liu
                                         ---------------------------------------
                                                       Signature

                                                      Zhimin Liu
                                         ---------------------------------------
                                                       Name/Title





                                                   /s/ Yi Hou Liu
                                         ---------------------------------------
                                                       Signature

                                                       Yi Hou Liu
                                         ---------------------------------------
                                                       Name/Title









     Attention: Intentional misstatements or omissions of fact constitute Federal criminal violations (See 18 U.S.C. 1001)

----------------------                                     -------------------
CUSIP NO.  68375Q106              SCHEDULE 13G              PAGE 7 OF 7 Pages
----------------------                                     -------------------

                                    EXHIBIT A

                             JOINT FILING STATEMENT

     Pursuant to Rule 13d-1(k)(1), we, the undersigned, hereby express our agreement that the attached Schedule 13G is filed on behalf of each of us.

Date:  February 12, 2002



                                                 /s/ Yi Hou Liu
                                    --------------------------------------------
                                                    Yi Hou Liu


                                                 /s/ Zhimin Liu
                                    --------------------------------------------
                                                    Zhimin Liu